Exhibit 99.1

Inquiries should be directed to:

Investor Relations Contact Craig Jackson, VP & Treasurer phone (937) 259-7033	News Media Contact phone (937) 224-5940 e-mail communications@dplinc.com

DPL Reports Year-End 2010 Earnings;

Affirms 2011 Earnings Guidance

DAYTON, Ohio — February 17, 2011 — DPL Inc. (NYSE: DPL) today reported year-end 2010 earnings of $2.50 per share, compared to $2.01 per share for the same period in 2009.  Earnings per share information reported in this press release is based on diluted shares outstanding unless otherwise noted.  Average total diluted shares outstanding were 116.1 million for 2010 and 114.2 million for 2009.

“We had a solid year in 2010 driven primarily by favorable weather and a stabilizing economy”, said Paul Barbas, DPL President and CEO.  “Additionally, we increased the quarterly dividend by 10% and implemented a $200 million share repurchase program.  Looking forward to 2011 and beyond, we remain focused on the key fundamentals of our business: safety, reliable service, generation performance, retail competition and on-going cost control.”

2010 Financial Results

Revenues increased $294.2 million, or 19%, to $1,883.1 million for 2010 compared to $1,588.9 million for the same period in 2009.  This increase was primarily the result of higher average retail and wholesale rates, higher retail sales volume, and increased RTO capacity and other revenues, partially offset by lower wholesale sales volume.

Retail revenues increased $227.5 million resulting primarily from the implementation of the fuel and energy efficiency riders, continued recovery of transmission, capacity and environmental costs, and a 6% increase in retail sales volume.  The increase in retail sales volume was due primarily to improved economic conditions and favorable weather as total cooling degree days were 70% higher than the same period in 2009 and 37% above normal.

Wholesale revenues increased $19.8 million primarily as a result of a 28% increase in average wholesale market prices, partially offset by a 10% decrease in wholesale sales volume.

RTO, RTO capacity and other revenues increased $46.9 million primarily due to an increase in PJM capacity revenue.

	Twelve Months Ended December 31,
$ in millions	2010	2009	Variance
Retail	$1,456.5	$1,229.0	$227.5
Wholesale	142.3	122.5	19.8
RTO Revenues	86.6	89.4	(2.8)
RTO Capacity Revenues	186.2	136.3	49.9
Other Revenues	11.5	11.7	(0.2)
Total Revenues	$1,883.1	$1,588.9	$294.2

Fuel costs, which include coal, gas, oil, and emission allowances, increased $53.5 million, or 16%, for 2010 compared to 2009.  The increase was primarily due to a $56.4 million decrease in gains realized from coal and emission allowance sales and a 2% increase in average fuel prices, partially offset by a 2% reduction in generation volume.

	Twelve Months Ended December 31,
$ in millions	2010	2009	Variance
Fuel Costs	$388.8	$391.7	$(2.9)
Gains from Sale of Coal	(4.1)	(56.3)	52.2
Gains from Sale of Emission Allowances	(0.8)	(5.0)	4.2
Total Fuel Costs	$383.9	$330.4	$53.5

Purchased power costs increased $127.2 million, or 49%, for 2010 compared to 2009. This increase was primarily due to a $92.0 million increase in RTO capacity and other RTO charges and a $37.7 million increase in average market prices, partially offset by a 5% decrease in purchased power volume.

	Twelve Months Ended December 31,
$ in millions	2010	2009	Variance
Purchased Power	$82.1	$46.9	$35.2
RTO Charges	113.4	100.9	12.5
RTO Capacity Charges	191.9	112.4	79.5
Total Purchased Power	$387.4	$260.2	$127.2

Gross margin increased $113.5 million, or 11%, to $1,111.8 million for 2010 compared to $998.3 million in 2009.

Operation and maintenance expense increased $34.1 million, or 11%, for 2010 compared to 2009.  The increase was primarily attributable to a $16.3 million increase in energy efficiency program and low-income assistance costs, both of which relate to costs recovered through retail rate riders, an $8.9 million increase in health insurance and disability costs primarily due to a number of employees going on long-term disability, a $4.0 million increase in pension costs, and a $3.8 million increase in generating facility expenses, largely due to unplanned outages at jointly-owned production units.

Depreciation and amortization expense decreased $6.1 million, or 4%, for 2010 compared to 2009.  This decrease was primarily due to lower depreciation rates on generation property which were implemented during the third quarter of 2010.

General taxes increased $9.3 million, or 8%, for 2010 compared to 2009 primarily due to higher property taxes and increased state excise taxes associated with higher retail sales.

Interest expense decreased $12.4 million, or 15%, for 2010 compared to 2009.  This decrease was primarily the result of interest savings related to the redemption of $227 million of debt in 2009.

Income taxes increased $30.5 million, or 27%, for 2010 compared to 2009 primarily due to an increase in pre-tax income.

Liquidity and Cash Flow

DPL’s cash and cash equivalents totaled $124.0 million at December 31, 2010 compared to $74.9 million at December 31, 2009.  The increase in cash and cash equivalents was primarily attributed to $464.2 million of cash generated from operating activities, partially offset by $152.7 million of capital expenditures, $139.7 million of dividends paid on common stock, net purchases of $69.3 million of short-term investments and $56.4 million of common stock repurchases.

Construction expenditures were $152.7 million in 2010 compared to $172.3 million in 2009.  Capital projects are subject to continuing review and are revised in light of changes in financial and economic conditions, load forecasts, legislative and regulatory developments and changing environmental standards, among other factors.  For the period 2011 through 2013, DPL is projecting to spend an estimated $770 million on capital projects.

2011 Earnings Guidance

DPL has reaffirmed its 2011 earnings guidance of $2.30 to $2.55 per share.   The company will discuss its 2011 earnings guidance during its year-end 2010 conference call and webcast.

Share Repurchase Plan Update

On October 27, 2010, DPL’s Board of Directors approved a new share repurchase plan to acquire up to $200 million of DPL common stock.  This plan will run through December 31, 2013, but may be modified or terminated at any time without prior notice.  Through December 31, 2010, DPL repurchased 2.04 million shares of common stock under this plan at an average price of $25.75 per share.

Conference Call and Webcast

At 9:00 a.m. Eastern Time on Friday, February 18, 2011, DPL will host a conference call and webcast to review year-end 2010 financial results, discuss recent company events, and review its 2011 earnings guidance and other projections.  The conference call will be available in listen-only mode for investors, media and the public by dialing 888-680-0869 for domestic participants or 617-213-4854 for international callers.  The access code is 32007929.  Please dial into the call at least 15 minutes prior to the start of the call to register.

The webcast can be accessed real-time at www.dplinc.com.  Interested parties are encouraged to visit the website at least 15 minutes prior to the start of the webcast to register.  The webcast will be available for replay on the DPL website in the investor relations section following the conference call.

About DPL

DPL Inc. (NYSE:DPL) is a regional energy company. DPL was named one of Forbes’ “100 Most Trustworthy Companies” for the second consecutive year in 2010.

DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 3,800 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 1,000 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Matters discussed in this press release that relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements.  Forward-looking statements are based on management’s beliefs, assumptions and expectations of future economic performance, taking into account the information currently available to management.  These statements are not statements of historical fact and are typically identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will,” and similar expressions.  Such forward-looking statements are subject to risks and uncertainties, and investors are cautioned that outcomes and results may vary materially from those projected due to various factors beyond our control, including but not limited to: abnormal or severe weather and catastrophic weather-related damage; unusual maintenance or repair requirements; changes in fuel costs and purchased power, coal, environmental emissions, natural gas, oil, and other commodity prices; volatility and changes in markets for electricity and other energy-related commodities; performance of our suppliers and other counterparties; increased competition and deregulation in the electric utility industry; increased competition in the retail generation market; changes in interest rates; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, emission levels and regulations, rate structures or tax laws; changes in federal and/or state environmental laws and regulations to which DPL and its subsidiaries are subject; the development and operation of Regional Transmission Organizations (RTOs), including PJM Interconnection, L.L.C. (PJM) to which DPL’s operating subsidiary (DP&L) has given control of its transmission functions; changes in our purchasing processes, pricing, delays, employee, contractor, and supplier performance and availability; significant delays associated with large construction projects; growth in our service territory and changes in demand and demographic patterns; changes in accounting rules and the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; financial market conditions, including impacts the current financial crisis may have on our business and financial condition; the outcomes of litigation and regulatory investigations, proceedings or inquiries; general economic conditions; and the risks and other factors discussed in DPL’s and DP&L’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date of the document in which they are made.  We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

The information contained herein is submitted for general information and not in connection with any sale or offer for sale of, or solicitation of any offer to buy, any securities.

DPL Inc.

CONDENSED CONSOLIDATED STATEMENTS OF RESULTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
$ in millions except per share amounts	2010	2009	2010	2009
	(unaudited)		(unaudited)
Revenues	$469.5	$405.4	$1,883.1	$1,588.9

Cost of revenues:
Fuel	86.8	88.7	383.9	330.4
Purchased power	104.7	72.2	387.4	260.2

Total cost of revenues	191.5	160.9	771.3	590.6

Gross margin	278.0	244.5	1,111.8	998.3

Operating expenses:
Operation and maintenance	88.3	75.7	340.6	306.5
Depreciation and amortization	34.1	37.7	139.4	145.5
General taxes	31.1	28.3	127.4	118.1

Total operating expenses	153.5	141.7	607.4	570.1

Operating income	124.5	102.8	504.4	428.2

Other income / (expense), net:
Investment income	1.2	(1.3)	1.8	(0.6)
Interest expense	(17.6)	(22.3)	(70.6)	(83.0)
Other income / (deductions)	(0.5)	(1.0)	(2.3)	(3.0)
Total other income / (expense), net	(16.9)	(24.6)	(71.1)	(86.6)

Earnings before income tax	107.6	78.2	433.3	341.6

Income tax expense	36.1	28.3	143.0	112.5

Net income	$71.5	$49.9	$290.3	$229.1

Average number of common shares outstanding (millions):
Basic	115.2	115.0	115.6	112.9
Diluted	115.8	116.3	116.1	114.2

Earnings per share of common stock:
Basic	$0.62	$0.43	$2.51	$2.03
Diluted	$0.62	$0.43	$2.50	$2.01

Dividends paid per share of common stock	$0.3025	$0.2850	$1.2100	$1.1400

DPL Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended
	December 31,
$ in millions	2010	2009
	(unaudited)
Cash flows from operating activities:
Net income	$290.3	$229.1

Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	139.4	145.5
Deferred income taxes	59.9	201.6
Changes in certain assets and liabilities	(41.4)	(65.3)
Other	16.0	13.8
Net cash provided by operating activities	464.2	524.7

Cash flows from investing activities:
Capital expenditures	(152.7)	(172.3)
Proceeds from sale of property	—	1.2
Purchases of short-term investments and securities	(86.4)	(20.7)
Sales of short-term investments and securities	17.1	25.7
Other	1.4	1.4
Net cash used for investing activities	(220.6)	(164.7)

Cash flows from financing activities:
Dividends paid on common stock	(139.7)	(128.8)
Repurchase of DPL Inc. common stock	(56.4)	(64.4)
Repurchase of warrants	—	(25.2)
Proceeds from exercise of warrants	—	77.7
Retirement of long-term debt	—	(175.0)
Early redemption of Capital Trust II notes	—	(52.4)
Premium paid for early redemption of debt	—	(3.7)
Withdrawal of restricted funds held in trust	—	14.5
Withdrawals from revolving credit facilities	—	260.0
Repayment of borrowings from revolving credit facilities	—	(260.0)
Exercise of stock options	1.4	9.0
Tax impact related to exercise of stock options	0.2	0.7
Net cash used for financing activities	(194.5)	(347.6)

Cash and cash equivalents:
Net change	49.1	12.4
Balance at beginning of period	74.9	62.5

Cash and cash equivalents at end of period	$124.0	$74.9

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$77.1	$84.3
Income taxes paid / (refunded), net	$87.1	$(94.6)
Non-cash financing and investing activities:
Accruals for capital expenditures	$23.2	$20.8

DPL Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

	At	At
	December 31,	December 31,
$ in millions	2010	2009
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$124.0	$74.9
Short-term investments	69.3	—
Accounts receivable, net	215.5	212.8
Inventories, at average cost	115.3	125.7
Taxes applicable to subsequent years	63.7	59.5
Other prepayments and current assets	40.6	24.1
Total current assets	628.4	497.0

Property, plant and equipment:
Property, plant and equipment	5,353.6	5,269.2
Less: Accumulated depreciation and amortization	(2,555.2)	(2,466.0)
	2,798.4	2,803.2

Construction work in process	119.7	89.0
Total net property, plant and equipment	2,918.1	2,892.2

Other noncurrent assets:
Regulatory assets	189.0	214.2
Other deferred assets	77.8	38.3
Total other noncurrent assets	266.8	252.5

Total Assets	$3,813.3	$3,641.7

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion - long-term debt	$297.5	$100.6
Accounts payable	98.7	77.2
Accrued taxes	68.1	70.2
Accrued interest	18.4	23.5
Customer security deposits	18.7	19.4
Other current liabilities	40.9	24.0
Total current liabilities	542.3	314.9

Noncurrent liabilities:
Long-term debt	1,026.6	1,223.5
Deferred taxes	625.4	569.1
Regulatory liabilities	139.4	125.4
Pension, retiree, and other benefits	64.9	111.7
Unamortized investment tax credit	32.4	35.2
Insurance and claims costs	10.1	16.2
Other deferred credits	130.8	122.9
Total noncurrent liabilities	2,029.6	2,204.0

Redeemable preferred stock of subsidiary	22.9	22.9

Common shareholders’ equity:
Common stock, at par value of $0.01 per share	1.2	1.2
Warrants	2.7	2.9
Common stock held by employee plans	(12.5)	(19.3)
Accumulated other comprehensive loss	(18.9)	(29.0)
Retained earnings	1,246.0	1,144.1
Total common shareholders’ equity	1,218.5	1,099.9

Total Liabilities and Shareholders’ Equity	$3,813.3	$3,641.7

DPL Inc.

OPERATING STATISTICS

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Electric Sales (millions of kWh):
Residential	1,298	1,258	5,522	5,120
Commercial	911	879	3,842	3,678
Industrial	888	831	3,605	3,353
Other retail	341	337	1,437	1,386
Total retail	3,438	3,305	14,406	13,537

Wholesale	661	1,091	2,831	3,130

Total electric sales	4,099	4,396	17,237	16,667

Operating Revenues ($ in thousands):
Residential	$167,333	$140,695	$687,932	$560,223
Commercial	94,460	83,675	384,385	332,808
Industrial	63,983	56,364	260,763	228,458
Other retail	27,928	24,491	113,550	98,781
Other miscellaneous revenues	2,865	2,518	9,814	8,766
Total retail	356,569	307,743	1,456,444	1,229,036

Wholesale	31,839	40,985	142,312	122,519

RTO revenues	78,525	54,099	272,832	225,677

Other revenues	2,633	2,571	11,534	11,689

Total operating revenues	$469,566	$405,398	$1,883,122	$1,588,921

Other Statistics:
Average price per kWh - retail (cents)	10.29	9.24	10.04	9.01
Fuel cost per net kWh generated (cents)	2.62	2.31	2.45	2.39
Fuel cost per net kWh generated (cents)-includes allowance / coal sales and derivative gains	2.29	2.00	2.36	1.99
Electric customers at end of period	514,878	514,635	514,878	514,635
Average kWh use per residential customer	2,853	2,760	12,117	11,224
Peak demand - maximum one-hour use (mw)	2,360	2,434	2,924	2,909
Total generation (millions of kWh)	3,795	4,431	16,241	16,643

Degree Days
Heating	2,161	2,040	5,636	5,561
Cooling	20	3	1,245	734